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                                                                    EXHIBIT 23.3

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Integrated Process Equipment Corp.:

We consent to the use of our report included in the registration statement on Form S-4 of SpeedFam International, Inc. of our report dated August 4, 1998, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Integrated Process Equipment Corp. and to the reference to our firm under the heading "Experts" in the registration statement.

                                              KPMG LLP

Phoenix, Arizona

March 1, 1999